November 23, 1998


VIA CERTIFIED MAIL



Re:      Shareholder Agreement

Dear            :
     -----------

This is to advise you that, pursuant to Section 5 of the Shareholder Agreement (the "Shareholder Agreement") dated November 29, 1992 between Dr. John Psarouthakis and you, as holder of 75,500 shares of JPE, Inc. Common Stock, I am terminating the Shareholder Agreement as of the date of this letter. This notice is being sent to all shareholders who are a party to the Shareholder Agreement.

If you would like to have the Shareholder Agreement legend removed from your stock certificate(s), please send your certificate(s), along with a copy of this letter to the Company's transfer agent at the following address:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York 10005
                  Attention:  Mr. Isaac Kagan


Sincerely,

/s/ John Psarouthakis